EXHIBIT 3B
              Certificate of Amendment of Articles of Incorporation





                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION


         BRIAN H. STROM and NEIL J. DOERHOFF certify that:

     1. They are the President and the Secretary, respectively, of Roseville Communications Company, a California corporation.

     2. The Articles of Incorporation of the corporation are amended by amending Article First to read as follows:

     "FIRST: The name of this corporation is SureWest Communications."

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is fifteen million, four hundred forty two thousand, six hundred fifty eight (15,442,658). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Date: May 18, 2001
                                     /s/ BRIAN H. STROM
                                     Brian H. Strom
                                     President

                                     /s/ NEIL J. DOERHOFF
                                     Neil J. Doerhoff
                                     Secretary